Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Evoke Pharma, Inc., a Delaware corporation (the “Company”), and Matthew D’Onofrio (“Executive”), and shall be effective as of June 7, 2013 (the “Effective Date”).

WHEREAS, Executive and the Company are parties to that certain Amended and Restated Employment Agreement dated as of August 12, 2008 (the “Original Agreement”); and

WHEREAS, Executive and the Company desire to amend and restate the Original Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) Board. “Board” means the Board of Directors of the Company.

(b) Bonus. “Bonus” means an amount equal to the greater of (i) Executive’s target annual bonus for the fiscal year in which the date of termination occurs, or (ii) the bonus awarded to Executive for the fiscal year prior to the date of termination (which bonus shall be annualized to the extent Executive was not employed for the entire fiscal year prior to the date of termination). If any portion of the bonuses awarded to Executive consisted of securities or other property, the fair market value thereof shall be determined in good faith by the Board.

(c) Cause. “Cause” means any of the following:

(i) the commission of an act of fraud, embezzlement or dishonesty by Executive that has a material adverse impact on the Company or any successor or affiliate thereof;

(ii) a conviction of, or plea of “guilty” or “no contest” to, a felony by Executive;

(iii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any successor or affiliate thereof that has a material adverse impact on any such entity;

(iv) Executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Executive;

(v) Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement, which failure, refusal or neglect continues for fifteen (15) days following Executive’s receipt of written notice from the Board or the Company’s Chief Executive Officer (the “CEO”) stating with specificity the nature of such failure, refusal or neglect; or

(vi) Executive’s breach of any material provision of this Agreement;

provided, however, that prior to the determination that “Cause” under this Section 1(c) has occurred (other than clauses (ii) and (v)), the Company shall (w) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (x) other than with respect to clause (v) above which specifies the applicable period of time for Executive to remedy his breach, afford Executive a reasonable opportunity to remedy any such breach, (y) provide the Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such “Cause” and (z) make any decision that such “Cause” exists in good faith.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(d) Change of Control. “Change of Control” means and includes each of the following:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(1) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(2) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(3) an acquisition of voting securities pursuant to a transaction described in Section 1(d)(ii) below that would not be a Change of Control under Section 1(d)(ii);

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section 1(d): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(ii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, in each case, other than a transaction:

(1) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (d)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iii) the Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a “Change of Control” if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Company’s initial public offering of its securities; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise). The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(e) Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

(f) Good Reason. “Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent and the failure of the Company or any successor or affiliate to cure such event or condition within thirty (30) days after receipt of written notice from Executive:

(i) a change in Executive’s status, position or responsibilities that, in Executive’s reasonable judgment, represents a substantial and material reduction in the status, position or responsibilities as in effect immediately prior thereto; the assignment to Executive of any duties or responsibilities that, in Executive’s reasonable judgment, are materially inconsistent with such status, position or responsibilities; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, except in connection with the termination of Executive’s employment for Cause, as a result of his Permanent Disability or death, or by Executive other than for Good Reason;

(ii) a material reduction in Executive’s annual base salary, except in connection with a general reduction in the compensation of the Company’s or any successor’s or affiliate’s personnel with similar status and responsibilities;

(iii) the Company’s or any successor’s or affiliate’s requiring Executive (without Executive’s consent) to be based at any place outside a 50-mile radius of his place of employment as of the Effective Date, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the Effective Date;

(iv) the Company’s or any successor’s or affiliate’s failure to provide Executive with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Effective Date;

(v) any material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement;

(vi) any purported termination of Executive’s employment or service relationship for Cause by the Company or any successor or affiliate that is not in accordance with the definition of Cause set forth in this Agreement; or

(vii) a Change of Control.

(g) Involuntary Termination. “Involuntary Termination” means (i) the Executive’s Separation from Service by reason of Executive’s discharge by the Company other than for Cause, or (ii) the Executive’s Separation from Service by reason of Executive’s resignation of employment with the Company for Good Reason. Executive’s Separation from Service by reason of Executive’s death or discharge by the Company following Executive’s Permanent Disability shall not constitute an Involuntary Termination.

(h) Permanent Disability. Executive’s “Permanent Disability” shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have the Executive examined by a physician chosen by the Company at the Company’s expense.

(i) Separation from Service. Executive’s Separation from Service means his “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h) thereunder.

(j) Stock Awards. “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof. Notwithstanding the foregoing, “Stock Awards” shall not include the shares of the Company’s common stock issued to Executive pursuant to that certain Restricted Stock Purchase Agreement dated as of March 12, 2007, between the Company and Executive.

2. Services to Be Rendered.

(a) Duties and Responsibilities. Executive shall serve as Executive Vice President, Corporate Development, Treasurer and Secretary of the Company. In the performance of such duties, Executive shall report directly to the CEO and shall be subject to the direction of the CEO and to such limits upon Executive’s authority as the CEO may from time to time impose. In the event of the CEO’s incapacity or unavailability, Executive shall be subject to the direction of the Board or its designee. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the CEO. Executive shall be employed by the Company on a full time basis. Executive’s primary place of work shall be the Company’s facility in San Diego, California, or such other location within San Diego County as may be designated by the CEO from time to time. Executive shall also render services at such other places within or outside the United States as the CEO may direct from time to time. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

(b) Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his ability, experience and talent perform to the satisfaction of the Board and the CEO all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his productive time and efforts to the performance of such duties. Subject to the terms of the Employee Proprietary Information and Inventions Agreement referred to in Section 5(b), this shall not preclude Executive from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his duties to the Company, as determined in good faith by the CEO. Executive agrees that he or she will not join any boards, other than community and civic boards (which do not interfere with his duties to the Company), without the prior approval of the CEO.

3. Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 4.

(a) Base Salary. The Company shall pay to Executive a base salary of $279,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Compensation Committee of the Board or its designee.

(b) Bonus. In addition to the base salary, Executive shall be eligible to earn, for each fiscal year of the Company ending during the term of Executive’s employment with the Company, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives. For each year during the term of this Agreement, Executive’s target Annual Bonus shall be 40% of his base salary actually paid for such year. Executive’s actual Annual Bonus shall be determined on the basis of Executive’s and/or the Company’s attainment of financial or other performance criteria established by the Board, or the Compensation Committee thereof, in accordance with the terms and conditions of such bonus plan(s). Except as otherwise provided in Section 4, Executive must be employed by the Company on the date of payment of such Annual Bonus in order to be eligible to receive such Annual Bonus.

(c) Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein.

(d) Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures, (iii) Executive receiving advance approval from the CEO in the case of expenses for travel outside of North America, and (iv) Executive receiving advance approval from the CEO in the case of expenses (or a series of related expenses) in excess of $10,000. Any amounts payable under this Section 3(d) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 3(d) during any taxable year of Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(e) Paid Time Off. Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policy and as otherwise provided for senior executive officers; provided that Executive shall be entitled to accrue at least four (4) weeks of PTO per year.

(f) Equity Plans. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

(g) Stock Award Acceleration.

(i) The vesting and exercisability of one hundred percent (100%) of Executive’s outstanding Stock Awards shall be automatically accelerated in the event of Executive’s Involuntary Termination within three (3) months prior to or within twelve (12) months following the date of a Change of Control, which acceleration shall occur on the later of (A) the date of such Involuntary Termination or (B) the date of such Change in Control; provided, however, that this clause (i) shall not affect the distribution or payment date of Awards for which a later distribution or payment date has been elected by the Executive. In addition, Executive’s Stock Awards shall remain exercisable by Executive (or Executive’s legal guardian or legal representative) until the later of (A) twelve (12) months following the date of such Separation from Service, (B) with respect to any portion of the Stock Awards that become exercisable on the date of a Change in Control pursuant to this Section 3(g)(i), twelve (12) months after the date of the Change in Control, or (C) such longer period as may be specified in the applicable Stock Award Agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original outside expiration date of such Stock Award.

(ii) In the event of Executive’s Involuntary Termination or Executive’s Separation from Service by reason of Executive’s death or discharge by the Company following Executive’s Permanent Disability, the vesting and/or exercisability of each of Executive’s outstanding Stock Awards shall be automatically accelerated on the date of such Separation from Service as to the number of Stock Awards that would vest over the twelve (12) month period following the date of such Separation from Service had Executive remained continuously employed by the Company during such period; provided, however, that this clause (ii) shall not affect the distribution or payment date of Awards for which a later distribution or payment date has been elected by the Executive. In addition, the event of Executive’s Involuntary Termination or Executive’s Separation from Service by reason of Executive’s death or discharge by the Company following Executive’s Permanent Disability, Executive’s Stock Awards shall remain exercisable by Executive (or Executive’s legal guardian or legal representative) until the later of (A) twelve (12) months following the date of such Separation from Service or (B) such longer period as may be specified in the applicable Stock Award Agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original outside expiration date of such Stock Award.

(iii) The vesting pursuant to clauses (i) and (ii) of this Section 3(g) shall be cumulative. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

4. Separation from Service and Severance. Executive shall be entitled to receive benefits upon Separation from Service only as set forth in this Section 4:

(a) At-Will Employment; Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.

(b) Separation from Service by Reason of Death or Discharge Following Permanent Disability. In the event of Executive’s Separation from Service as a result of Executive’s death or discharge by the Company following Executive’s Permanent Disability, Executive or Executive’s estate, as applicable, shall be entitled to receive, in lieu of any severance benefits to which Executive or Executive’s estate may otherwise be entitled under any severance plan or program of the Company (other than as provided in Section 3(g) of this Agreement), the benefits provided below, subject to Executive’s compliance with Section 4(f):

(i) the Company shall pay to Executive or Executive’s estate, as applicable, his fully earned but unpaid base salary, when due, through the date of Executive’s Separation from Service at the rate then in effect, plus all other amounts to which Executive or Executive’s estate is entitled under any compensation plan or practice of the Company at the time of termination;

(ii) subject to Sections 4(e) and 4(f) and Executive’s continued compliance with Section 5, Executive or Executive’s estate, as applicable, shall be entitled to receive a lump sum cash payment equal to Executive’s annual base salary as in effect immediately prior to the date of Executive’s Separation from Service, payable on the day that is sixty (60) days following the date of Executive’s Separation from Service (or, in the event of Executive’s death, payable on the day that is ten (10) days following the date of Executive’s death);

(iii) subject to Sections 4(e) and 4(f) and Executive’s continued compliance with Section 5, Executive or Executive’s estate, as applicable, shall be entitled to receive a lump sum cash payment equal to Executive’s Bonus for the year in which Executive’s Separation from Service occurs, prorated for the period of Executive’s service during the year in which Executive’s Separation from Service occurs, payable on the day that is sixty (60) days following the date of Executive’s Separation from Service (or, in the event of Executive’s death, payable on the day that is ten (10) days following the date of Executive’s death);

(iv) subject to Sections 4(e) and 4(f) and Executive’s continued compliance with Section 5, Executive or his estate shall be entitled to receive a lump sum cash payment equal to twelve (12) multiplied by the monthly premium Executive and/or his eligible dependents would be required to pay for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive (if applicable) and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service (calculated by reference to the premium as of the date of Executive’s Separation from Service) (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums), which payment shall be paid on the day that is sixty (60) days following the date of Executive’s Separation from Service (or, in the event of Executive’s death, payable on the day that is ten (10) days following the date of Executive’s death); and

(v) subject to Sections 4(e) and 4(f) and Executive’s continued compliance with Section 5, Executive shall be entitled to receive (other than in the event Executive’s Separation from Service was a result of Executive’s death) a lump sum cash payment sufficient to pay the premiums for life insurance benefits coverage for the twelve (12) month period commencing on the date of Executive’s Separation from Service to the extent Executive and his eligible dependents were receiving such benefits prior to the date of Executive’s Separation from Service, which payment shall be paid on the day that is sixty (60) days following the date of Executive’s Separation from Service.

(c) Severance Upon Involuntary Termination. In the event of Executive’s Involuntarily Termination, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company (other than as provided in Section 3(g) of this Agreement), the benefits provided below, subject to Executive’s compliance with Section 4(f):

(i) the Company shall pay to Executive his fully earned but unpaid base salary, when due, through the date of Executive’s Involuntary Termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Executive’s Involuntary Termination;

(ii) subject to Sections 4(e) and 4(f) and Executive’s continued compliance with Section 5, Executive shall be entitled to receive a lump sum cash payment equal to Executive’s annual base salary as in effect immediately prior to the date of Executive’s Involuntary Termination, payable on the day that is sixty (60) days following the date of Executive’s Involuntary Termination;

(iii) subject to Sections 4(e) and 4(f) and Executive’s continued compliance with Section 5, Executive shall be entitled to receive a lump sum cash payment equal to Executive’s Bonus for the year in which Executive’s Involuntary Termination occurs, prorated for the period of Executive’s service during the year in which Executive’s Involuntary Termination occurs, payable on the day that is sixty (60) days following the date of Executive’s Involuntary Termination, provided that Executive shall not be eligible to receive the severance benefits described in this Section 4(c)(iii) in the event Executive’s Involuntary Termination results from his discharge by the Company without Cause prior to a Change of Control;

(iv) subject to Sections 4(e) and 4(f) and Executive’s continued compliance with Section 5, Executive shall be entitled to receive a lump sum cash payment equal to twelve (12) multiplied by the monthly premium Executive and his eligible dependents would be required to pay for continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination (calculated by reference to the premium as of the date of Involuntary Termination) (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums), which payment shall be paid on the day that is sixty (60) days following the date of Executive’s Involuntary Termination;

(v) subject to Sections 4(e) and 4(f) and Executive’s continued compliance with Section 5, Executive shall be entitled to receive a lump sum cash payment sufficient to pay the premiums for life insurance benefits coverage for the twelve (12) month period commencing on the date of Executive’s Involuntary Termination to the extent Executive and his eligible dependents were receiving such benefits prior to the date of Executive’s Involuntary Termination, which payment shall be paid on the day that is sixty (60) days following the date of Executive’s Involuntary Termination; and

(vi) subject to Sections 4(e) and 4(f) and Executive’s continued compliance with Section 5, Executive shall be entitled to receive a lump sum cash payment of $15,000 for executive-level outplacement services, which payment shall be paid on the day that is sixty (60) days following the date of Executive’s Involuntary Termination.

(d) Termination for Cause or Voluntary Resignation Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, if Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, all vesting of Executive’s unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(e) Section 409A Compliance. Notwithstanding anything to the contrary in this Section 4, the parties acknowledge and agree that:

(i) In the event Executive is a “specified employee” (as defined in Section 1.409A-1(i) of the Treasury Regulations issued under Section 409A of the Code) as of the date of his Separation from Service, to the extent required by Section 409A of the Code and the Treasury Regulations thereunder, no payment shall be made, or benefit provided, to Executive pursuant to Sections 4(b) and 4(c) as a result of such Separation from Service (other than pursuant to Sections 4(b)(i) and 4(c)(i)) until the date that is six months after the date of such Separation from Service (or, if earlier than the end of such six-month period, the date of death of Executive), and any payment or benefit so delayed shall be paid in a lump sum on such date. Each series of payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.

(ii) As provided in Internal Revenue Service Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time and form of payment under this Agreement that is subject to Section 409A made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

(f) Release. As a condition to Executive’s receipt of any post-termination benefits described in this Agreement (other than Sections 4(b)(i) and 4(c)(i)), Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and his termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment. In the event Executive’s Release does not become effective within the fifty-five (55) day period following the date of Executive’s Separation from Service, Executive shall not be entitled to any payments and benefits described in Section 4, other than those payable under Sections 4(b)(i) and 4(c)(i).

(g) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive's sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that he or she is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(h) Mitigation. The amount of any payment or benefit provided for in this Section 4 shall be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment and, as provided in Sections 4(b) and 4(c), Executive’s (or his dependents’) right to continued healthcare and life insurance benefits following his termination of employment will terminate on the date on which the applicable continuation period under COBRA expires. In addition, loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 4. Executive shall use his reasonable best efforts to obtain other employment following the date of termination.

(i) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his employment in any manner, as a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 4(i) prior to the receipt of any post-termination benefits described in this Agreement.

(j) Waiver of the Company’s Liability. Executive recognizes that his employment is subject to termination with or without Cause for any reason and therefore Executive agrees that Executive shall hold the Company harmless from and against any and all liabilities, losses, damages, costs and expenses, including but not limited to, court costs and reasonable attorneys’ fees, which Executive may incur as a result of the termination of Executive’s employment. Executive further agrees that Executive shall bring no claim or cause of action against the Company for damages or injunctive relief based on a wrongful termination of employment. Executive agrees that the sole liability of the Company to Executive upon termination of this Agreement shall be that determined by this Section 4. In the event this covenant is more restrictive than permitted by laws of the jurisdiction in which the Company seeks enforcement thereof, this covenant shall be limited to the extent permitted by law.

5. Certain Covenants.

(a) Noncompetition. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

(b) Confidential Information. Executive and the Company have entered into the Company’s standard employee proprietary information and inventions agreement (the “Employee Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.

(c) Solicitation of Employees. Executive shall not during the term of Executive’s employment and for the applicable severance period for which Executive receives severance benefits following any termination hereof pursuant to Sections 4(b) and 4(c) above (regardless of whether Executive receives such severance benefits in a lump sum payment or over the length of the severance period) (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.

(d) Solicitation of Consultants. Executive shall not during the term of Executive’s employment and for the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates within one year of the termination of such consultant’s engagement by the Company or any of its affiliates.

(e) Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company;

(ii) Accounting and Indemnification. The right and remedy to require Executive (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants; and

(iii) Cessation of Payments. The right to cease all severance payments to Executive hereunder.

(f) Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

(g) Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(h) Definitions. For purposes of this Section 5, the term “Company” means not only Evoke Pharma, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Evoke Pharma, Inc.

6. Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

7. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

8. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

9. Miscellaneous.

(a) Modification; Prior Claims. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

(b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 3(g), 4, 5, 7 and 9 of this Agreement shall survive any termination of Executive’s employment.

(d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the Board:

Evoke Pharma, Inc.

12555 High Bluff Drive, Suite 385

San Diego, California 92130

Attention: Secretary

If to Executive:

Matthew D’Onofrio

308 N. Sierra Avenue

Solana Beach, CA 92075

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

(h) Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 5 and 7, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j) Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k) Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(m) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n) Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(o) Code Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EVOKE PHARMA, INC.

By:	/s/ David A. Gonyer
Name:	David A. Gonyer
Title:	President and Chief Executive Officer

/s/ Matthew D’Onofrio
Matthew D’Onofrio

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between Matthew D’Onofrio (“Executive”), and Evoke Pharma, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Amended and Restated Employment Agreement dated as of June 7, 2013 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. General Release of Claims by Executive.

(a) Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement; and

(vi) Claims Executive may have to vested or earned compensation and benefits.

(b) EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

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(c) Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have [twenty-one (21)][forty-five (45)] days’ time in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)][forty-five (45)] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.

(f) Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is fifty-five (55) days following the date of Executive’s termination of employment.

2. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

4. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an

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opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

5. Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

6. Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	EVOKE PHARMA, INC.

By:

Print Name:	Print Name:

Title: